





Fourth Quarter / Year End 2012 Financial Results Conference Call

March 1, 2013

Forward Looking Statements

This presentation contains forward-looking statements, including PDL's expectations with respect to its future royalty revenues, expenses, net income, and cash provided by operating activities.

Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following:

- The expected rate of growth in royalty-bearing product sales by PDL's existing licensees;
- The relative mix of royalty-bearing Genentech products manufactured and sold outside the U.S. versus manufactured or sold in the U.S.;
- The ability of PDL's licensees to receive regulatory approvals to market and launch new royalty-bearing products and whether such products, if launched, will be commercially successful;
- The productivity of acquired income generating assets may not fulfill our revenue forecasts, and if secured by collateral, we may be undersecured and unable to recuperate our capital expenditures in the acquisition;
- Changes in any of the assumptions on which PDL's projected revenues are based;
- Changes in foreign currency rates;
- Positive or negative results in PDL's attempt to acquire revenue related assets;
- The outcome of pending litigation or disputes, including PDL's current dispute with Genentech related to ex-U.S. sales of Genentech licensed products; and
- The failure of licensees to comply with existing license agreements, including any failure to pay royalties due.

Other factors that may cause PDL's actual results to differ materially from those expressed or implied in the forward-looking statements in this presentation are discussed in PDL's filings with the SEC, including the "Risk Factors" sections of its annual and quarterly reports filed with the SEC. Copies of PDL's filings with the SEC may be obtained at the "Investors" section of PDL's website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this presentation are qualified in their entirety by this cautionary statement.

PDL BioPharma

Continued Focus on Income Generating Assets

- **Bringing in additional income generating assets remains a top priority**
- **Closed three significant transactions in 2012**
  - Three transactions executed in three different structures – demonstrates structural flexibility
  - Three different therapeutic areas – building diversified portfolio of income generating assets
- **Types of transactions we are targeting include:**
  - Buying royalties on drugs or medical devices
  - Loans secured by assets and product revenues
  - Hybrid royalty / loan structure
- **Focused on the quality of the assets and the ROI for the benefit of our shareholders**

PDL BioPharma

Recent News From Licensed Assets

- **Kadcyla™ (T-DM1) approved last week for second line treatment of HER2+ metastatic breast cancer and first line treatment for those patients who relapse within six months following adjuvant therapy**
  - Roche has applied for marketing authorization in Europe
  - Pricing has been set at $9,800 per month, significantly higher than many analyst estimates
  - PDL expects to receive royalties on sales of Kadcyla in the quarter following the first quarter of sales.
- **Avastin® approved in combination with standard chemo for first recurrence of platinum-sensitive ovarian cancer**
- **The EMA adopted a positive opinion regarding the use of Avastin in second-line metastatic colorectal cancer**
- **Additional details from a Phase 3 Avastin study were released showing that patients with newly diagnosed glioblastoma, who were treated with Avastin plus radiation and chemo, showed an increase in progression-free survival of 36% when compared to radiation and chemo**
- **Phase 3 results of obinutuzumab showed a significant improvement in progression-free survival in people with chronic lympocytic leukemia**
  - Data from this trial will be submitted for potential US and European marketing approval

Fourth Quarter 2012 Overview

	Quarter Ended December 31		Year Ended December 31	
	(In thousands, except per share amounts)			
	2012	2011	2012	2011
Revenues	$ 86,046	$ 72,808	$ 374,525	$ 362,041
G&A expenses	7,732	4,822	25,469	18,338
Operating income	78,314	67,986	349,056	343,703
Loss on retirement or conversion of convertible notes	-	-	-	(766)
Interest and other income, net	4,728	130	7,113	593
Interest expense	(5,950)	(8,161)	(29,036)	(36,102)
Income before income taxes	77,092	59,955	327,133	307,428
Income tax expense	27,684	21,013	115,464	108,039
Net income	$ 49,408	$ 38,942	$ 211,669	$ 199,389
Net income per share - Basic	$ 0.35	$ 0.28	$ 1.52	$ 1.43
Net income per share - Diluted	$ 0.34	$ 0.24	$ 1.45	$ 1.15

	December 31, 2012	December 31, 2011
Cash, cash equivalents and investments	$ 148,689	$ 227,946
Total assets	279,966	269,471
Convertible notes payable	309,952	316,615
Non-recourse notes payable	-	93,370
Total stockholders's deficit	$ (68,122)	$ (204,273)

PDL BioPharma


PDL
BioPharma

Question and Answer Session

